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                                                                    Exhibit 23.1



            Consent of Independent Registered Public Accounting Firm


To the Board of Directors and Shareholders of H&R Block, Inc.:


We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-33655) of Block Financial Corporation and in the registration statements on Form S-3 (No. 333-33655-01) and Form S-8 (Nos. 333-42143,
333-42736, 333-42738, 333-42740, 333-56400, 333-70400, 333-70402, 333-106710) of
H&R Block, Inc. of our report dated June 9, 2004, with respect to the consolidated financial statements of H&R Block, Inc. as of and for the year ended April 30, 2004, and of our report dated June 9, 2004 related to the financial statement schedule, which are included in this annual report on Form 10-K.

Our report dated June 9, 2004 contains an explanatory paragraph stating that as discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting to adopt Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments," Emerging Issues Task Force Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables" and Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" during the year ended April 30, 2004.



/s/ KPMG LLP


Kansas City, Missouri
July 2, 2004